Fast Radius Reports Second Quarter 2022 Results

Revenue increase of 49% year-over-year

Chicago, IL – August 11, 2022 –– Fast Radius, Inc. (“Fast Radius”) (Nasdaq: FSRD), a cloud manufacturing and digital supply chain company, reported financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Financial Summary

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Revenue increased 49% to $7.3 million in second quarter 2022 compared to $4.9 million in second quarter 2021;
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Net loss was $22.2 million in second quarter 2022, or $0.29 per diluted share, compared to a net loss of $15.1 million, or $0.36 per diluted share, in second quarter 2021;
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Adjusted EBITDA loss was $17.3 million in second quarter 2022 compared to a loss of $13.5 million in second quarter 2021; and
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Total Bookings were $7 million in second quarter 2022, an increase of 13% compared to second quarter 2021.

Management Commentary

“In the second quarter, we grew revenue by 49% compared to the year ago period, while also taking significant measures to reduce our operating expenses,” said Lou Rassey, Co-Founder and CEO of Fast Radius.

“We have made progress in advancing our software tools and the quality of the customer experience in our Cloud Manufacturing Platform. Now with over 20,000 customers signed up and having launched Studio earlier this year, we continue to add features to help manufacturers better design, make, and manage new parts and supply chains. Additionally, we have onboarded a significant majority of our suppliers to our new Partner Portal. This is an important step in supporting the growth of our software-driven marketplace. We believe that creating a seamless, digital-driven experience for our customers and suppliers will help to shorten lead times, improve quality, and help us to expand our menu of manufacturing capabilities over time.”

“While we continue to make progress on our strategic priorities, the current macroeconomic headwinds such as rising inflation and global supply chain shortages continue to impact our business and the industry more broadly. As we move into the second half of 2022, we remain focused on the balance between controlling our costs while minimizing disruptions to our operational execution.”

2022 Revised Outlook

For the full year 2022, Fast Radius is decreasing its revenue guidance and expects revenue to be within the range of $27 million to $30 million. Adjusted EBITDA loss is expected to be within the range of $72 million to $65 million.

Conference Call

Fast Radius management will host a conference call for investors, followed by a question-and-answer session as follows:

Conference Call Details:

Date: Thursday, August 11, 2022

Time: 9:00 a.m. ET / 8:00 a.m. CT

Webcast Event: Link

Toll-Free Dial-in Number: (800) 715-9871

International Dial-in Number: (646) 307-1963

Conference ID: 5146031

The conference call and a supplemental slide presentation to accompany management’s prepared remarks will be available via the webcast link and for download via the investor relations section of Fast Radius’ website at ir.fastradius.com.

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization, or you can register here. If you have any difficulty connecting with the conference call, please contact Gateway at (949) 574-3860.

About Fast Radius, Inc.

Fast Radius, Inc. is a leading cloud manufacturing and digital supply chain company. The Fast Radius Cloud Manufacturing Platform™ provides software applications and manufacturing solutions that help engineers design, make, and fulfill commercial-grade parts, when and where they are needed. This enables companies to manufacture and ship parts easily, flexibly, and sustainably. Founded in 2017, Fast Radius, Inc. is headquartered in Chicago with offices in Atlanta, Louisville, and Singapore and microfactories in Chicago and at the UPS Worldport facility in Louisville, KY. To learn more about Fast Radius and how its digital manufacturing capabilities are helping companies, please visit www.fastradius.com or connect with us on LinkedIn at www.linkedin.com/company/fast-radius/ or Twitter @fastradius.

Non-GAAP Financial Measures

This press release and the accompanying tables contain financial measures that are not calculated in accordance with U.S. GAAP. The non-GAAP financial measures include EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA. Adjusted EBITDA excludes special items. Special items are excluded because they are highly variable or unusual, and of a size that may substantially affect Fast Radius’ reported operations for a period.

For the quarter and six months ended June 30, 2022, special items include the change in fair value of warrant liabilities, the change in fair value of derivative liabilities, a common stock commitment fee, restructuring costs and transaction costs. These items are excluded because they are highly variable or unusual and of a size that may substantially impact Fast Radius’ reported operations for a period. Additionally, stock-based compensation expense is excluded as a special item to facilitate an evaluation of current and past operating performance and is consistent with how management and Fast Radius’ board of directors assess performance.

Non-GAAP financial measures may enhance an understanding of Fast Radius’ operations and may facilitate an analysis of those operations, particularly in evaluating performance from one period to another. Management believes that non-GAAP financial measures, when used in conjunction with the results presented in accordance with U.S. GAAP and the reconciliations to corresponding U.S. GAAP financial measures, may enhance an investor’s overall understanding of Fast Radius’ past financial performance and prospects for the future. Accordingly, management uses these non-GAAP measures internally in financial planning. This information should be considered in addition to, and not as substitutes for, information prepared in accordance with U.S. GAAP.

Fast Radius is unable to present a quantitative reconciliation to the most directly comparable U.S. GAAP measure for the forward-looking non-GAAP financial measure used in this presentation without unreasonable effort as certain items that impact this measure, such as the potential impact of future business or asset acquisitions or dispositions, the changes in the fair value of financial instruments or other unusual or infrequently occurring items that may occur later in 2022 have not yet occurred, are sometimes out of Fast Radius’ control and cannot be predicted.

Total Bookings

Total Bookings is a metric Fast Radius uses to forecast long-term revenues and to measure the effectiveness of its sales and marketing initiatives. Total Bookings may be useful to an investor because it helps understand the potential growth trajectory of revenues. Total Bookings represents the anticipated contract value of goods and services to be delivered in the future under contracts (or purchase orders) which have been executed as well as contracts under negotiation that are priced, fully scoped, verbally awarded, and expected to be executed shortly. It is anticipated that the majority of goods or services included in each booking for a given fiscal quarter will be earned as revenues within the quarter or subsequent four fiscal quarters, with the specific timing determined by the nature and scope of each individual contract (or purchase order). However, in some cases, larger than average, long-term purchase orders may have a delivery schedule that spans beyond four quarters. Executed purchase orders also may be terminated or delayed at any time by Fast Radius’ customers for reasons beyond its control. To the extent projects are canceled or delayed, the anticipated timing of Fast Radius’ revenues could be materially adversely affected.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “scales,” “representative of,” “valuation,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that Fast Radius is unable to obtain additional funding on terms that are acceptable to Fast Radius or at all; (ii) the outcome of any legal proceedings that may be instituted against Fast Radius, including following the consummation of the business combination with ECP Environmental Growth Opportunities Corp. (the “Transaction”), (iii) the ability to maintain the listing of Fast Radius’ securities on a national securities exchange, (iv) changes in the competitive industries in which Fast Radius operates, variations in operating performance across competitors, changes in laws and regulations affecting Fast Radius’ business and changes in the combined capital structure, (v) the ability to implement business plans, forecasts, cost reduction actions and other expectations after the completion of the Transaction, including the restructuring actions, and the ability to identify and realize additional opportunities, (vi) risks related to the uncertainty of Fast Radius’ projected financial information, (vii) risks related to Fast Radius’ potential inability to become profitable and generate cash, (viii) current and future conditions in the global economy, including as a result of the impact of the COVID-19 pandemic or the armed conflict between Russia and Ukraine, (ix) the risk that demand for Fast Radius’ cloud manufacturing technology does not grow as expected, (x) the ability of Fast Radius to retain existing customers and attract new customers, (xi) the potential inability of Fast Radius to manage growth effectively, (xii) the potential inability of Fast Radius to increase its cloud manufacturing capacity or to achieve efficiencies regarding its cloud manufacturing process or other costs, (xiii) the enforceability of Fast Radius’ intellectual property rights, including its copyrights, patents, trademarks and trade secrets, and the potential infringement on the intellectual property rights of others, (xiv) Fast Radius’ dependence on senior management and other key employees, (xv) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Fast Radius operates, (xvi) costs related to the Transaction and the failure to realize anticipated benefits of the Transaction or to realize estimated pro forma results and underlying assumptions, and (xvii) the ability of Fast Radius to execute its restructuring actions and achieve the anticipated benefits from such actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties more fully described in Fast Radius’ filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2021 and Forms 10-Q for the quarters ended March 31, 2022 and June 30, 2022 and other periodic reports. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Fast Radius assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Fast Radius does not give any assurance that it will achieve its expectations.

Contacts

Fast Radius Investor Relations

Cody Slach, Alex Thompson

(949) 574-3860

FastRadius@GatewayIR.com

Fast Radius Public Relations

Morgan Scott

(312) 465-6345

PR@FastRadius.com

Fast Radius, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$37,864	$8,702
Accounts receivable, net of allowances for doubtful accounts of $1,499 and $930, respectively	7,753	7,015
Inventories	555	449
Prepaid production costs	965	987
Prepaid expenses and other current assets	7,323	4,422
Total current assets	54,460	21,575
Non-current assets:
Property and equipment, net	11,523	9,528
Other non-current assets	3,346	535
Total assets	$69,329	$31,638

Liabilities and stockholders' equity (deficit)
Current liabilities
Accounts payable	$6,292	$3,987
Accrued compensation	2,833	3,097
Accrued and other liabilities	12,614	11,610
Advances from customers	175	258
Accrued liabilities - related parties	3,350	2,513
Warrant liability	-	2,968
Current portion of term loans	23,071	13,266
Total current liabilities	48,335	37,699
Other long-term liabilities	53	396
Warrant liability	1,175	-
Term loans - net of current portion and debt issuance costs	5,649	16,776
Related party convertible notes and derivative liability	-	16,857
Total liabilities	55,212	71,728

Commitment and contingencies (Note 6)
Stockholders' equity (deficit)
Common stock, $0.0001 par value, authorized 350,000,000 shares; issued 75,535,463 and 39,656,951 shares as of June 30, 2022 and December 31, 2021, respectively	8	4
Additional paid-in capital	229,230	83,399
Accumulated Deficit	(215,121)	(123,493)
Total stockholders’ equity (deficit)	14,117	(40,090)

Total liabilities and stockholders' equity (deficit)	$69,329	$31,638

Fast Radius, Inc.

Consolidated Statements of Net Loss

(Unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$7,275	$4,867	$13,537	$8,663
Cost of revenues	7,015	4,062	12,644	7,028
Gross Profit	260	805	893	1,635
Operating expenses
Sales and marketing	5,877	5,283	12,213	8,752
General and administrative	14,717	8,783	52,942	16,495
Research and development	1,897	1,541	5,229	2,687
Total operating expenses	22,491	15,607	70,384	27,934
Loss from Operations	(22,231)	(14,802)	(69,491)	(26,299)
Change in fair value of warrants	1,326	201	6,621	(1,052)
Change in fair value of derivatives	-	6	30	6
Interest income and other income (expense), net	31	(6)	30	3
Interest expense, including amortization of debt issuance costs	(1,313)	(504)	(3,977)	(549)
Loss before income taxes	(22,187)	(15,105)	(66,787)	(27,891)
Provision for income taxes	—	—	—	—
Net Loss	$(22,187)	$(15,105)	$(66,787)	$(27,891)
Net loss per share
Basic and Diluted	$(0.29)	$(0.36)	$(0.97)	$(0.68)

Weighted average shares outstanding:
Basic and Diluted	75,635,501	41,586,759	69,082,330	41,165,974

Fast Radius, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Measures

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net loss	$(22,187)	$(15,105)	$(66,787)	$(27,891)
Interest expense	1,313	504	3,977	549
Income tax expense (benefit), net	-	-	-	-
Depreciation and amortization	714	302	1,368	533
EBITDA	(20,160)	(14,299)	(61,442)	(26,809)
Stock compensation expense	2,562	207	22,930	461
Change in fair value of warrant liability	(1,326)	(201)	(6,621)	1,052
Change in fair value of derivative liability	-	(6)	(30)	(6)
Common stock commitment fee	452	-	452	-
Restructuring costs	598	-	598	-
Transaction costs	570	773	5,564	3,549
Adjusted EBITDA	(17,304)	(13,526)	(38,549)	(21,753)